Exhibit 5.1

                                 DAVIS & GILBERT
                                  1740 Broadway
                            New York, New York 10019


Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

     Re: Registration Statement on Form S-3

Gentlemen:

     In our capacity as counsel to Omnicom Group Inc., a New York corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company contemporaneously herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an aggregate of (i) $218,500,000 Principal Amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of the Company, and (ii) 3,468,254 shares of common stock, $.50 par value, of the Company initially issuable upon conversion of such Debentures plus such indeterminate amount of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures and the Shares registered by the Registration Statement are to be offered for the respective accounts of the holders thereof.

     In that connection, we have examined the Certificate of Incorporation and the By-Laws, both as amended, of the Company, the Indenture dated as of January 3, 1997 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee, the Registration Rights Agreement dated as of January 3, 1997 between the Company and Morgan Stanley & Co. Incorporated, the Registration Statement, corporate proceedings relating to the issuance of the Debentures and the Shares, and such other instruments and documents as we deemed relevant under the circumstances.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

     Based upon and subject to the foregoing, we are of the opinion (i) that the Debentures have been duly authorized and are valid and binding obligations of the Company and (ii) that the Shares have been duly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable shares of common stock, $.50 par value, of the Company.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement.

                                                   Very truly yours,

                                                   DAVIS & GILBERT